Exhibit (99.6)

ISSN 1718-8369

Volume 4, number 4	October 9, 2009

AS AT JULY 31, 2009

Highlights for July 2009

•                  Budgetary revenue amounts to $5.5 billion, down $427 million compared to last year. Own-source revenue amounts to $4.2 billion while federal transfers stand at $1.3 billion.

•                  Program spending rose $272 million in July of this year compared to last year, and stands at $4.8 billion.

•                  Debt service amounts to $494 million, down $48 million compared to July 2008.

•                  For July 2009, a surplus of $263 million was achieved, i.e. $505 million less than in July 2008.

•                  For July 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a surplus of $207 million.

On the basis of the cumulative results as at July 31, 2009, the budget deficit amounts to $2.8 billion. Consistent with the historical trend, the cumulative results for the first four months of the year show spending running ahead of revenue. The forecast deficit in 2009-2010 is $3.9 billion for the purposes of the Balanced Budget Act. The financial framework will be updated during October.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	July		April to July		March 2009 Budget
						Forecast Growth
	2008 [1]	2009	2008-2009 [1]	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 713	4 195	16 832	16 039	47 371	- 2.4
Federal transfers	1 167	1 258	4 662	4 991	14 841	6.6
Total	5 880	5 453	21 494	21 030	62 212	- 0.4
BUDGETARY EXPENDITURE
Program spending	- 4 480	- 4 752	- 20 478	- 21 792	- 59 989	4.5
Debt service	- 542	- 494	- 2 179	- 2 030	- 6 104	- 7.4
Total	- 5 022	- 5 246	- 22 657	- 23 822	- 66 093	3.3
NET RESULTS OF CONSOLIDATED ENTITIES [2]	- 90	56	268	185	355	—
SUPLUS (DEFICIT)	768	263	- 895	- 2 607	- 3 526	—
BALANCED BUDGET ACT
Generations Fund [3]	- 50	- 56	- 200	- 191	- 715	—
Stabilization reserve	—	—	—	—	295	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	718	207	- 1 095	- 2 798	- 3 946	—

(1)               Revenues for 2008-2009 have been changed to reflect a change in the monthly estimation method of amounts receivable at the end of a period, for personal income tax and contributions to the Health Services Fund. This method is consistent with the one used for accumulated revenues at the end of a fiscal year.

(2)               Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

(3)               The results of the Generations Fund are excluded from the budgetary balance for the purpose of the application of the Balanced Budget Act.

Cumulative results as at July 31, 2009

Budgetary balance

•                  For the period from April to July, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $2.8 billion.

Budgetary revenue

•                  As at July 31, 2009, budgetary revenue amounts to $21.0 billion, $464 million less than as at July 31, 2008.

•                  Own-source revenue stands at $16.0 billion, $793 million less than last year.

•                  Federal transfers amount to $5.0 billion, up $329 million compared to July 31, 2008.

Budgetary expenditure

•                  For the period from April to July 2009, budgetary expenditure amounts to $23.8 billion, an increase of $1.2 billion compared to last year.

•                  Program spending rose by $1.3 billion, to $21.8 billion. The most significant changes are in the Health and Social Services ($735 million), Economy and Environment ($293 million) and Education and Culture sectors ($141 million).

•                  For the first four months of the fiscal year, debt service amounts to $2.0 billion, a decrease of $149 million compared to July 2008.

Consolidated entities

•                  As at July 31, 2009, the net results of consolidated entities show a surplus of $185 million, i.e. $83 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $191 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $6.2 billion, an increase of $4.1 billion compared to last year. The additional financial requirements reflect the current budget deficit, the increase in capital investments by establishments of the health and social services and the education networks, as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	July			April to July
	2008	2009	Changes	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	4 713	4 195	- 518	16 832	16 039	- 793
Federal transfers	1 167	1 258	91	4 662	4 991	329
Total	5 880	5 453	- 427	21 494	21 030	- 464
BUDGETARY EXPENDITURE
Program spending	- 4 480	- 4 752	- 272	- 20 478	- 21 792	- 1 314
Debt service	- 542	- 494	48	- 2 179	- 2 030	149
Total	- 5 022	- 5 246	- 224	- 22 657	- 23 822	- 1 165
NET RESULTS OF CONSOLIDATED ENTITIES	- 90	56	146	268	185	- 83
SURPLUS (DEFICIT)	768	263	- 505	- 895	- 2 607	- 1 712
Consolidated non-budgetary requirements	- 257	- 171	86	- 1 199	- 3 567	- 2 368
CONSOLIDATED NET FINANCIAL REQUIREMENTS	511	92	- 419	- 2 094	- 6 174	- 4 080

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	July			April to July
			Changes			Changes
Revenue by source	2008	2009	%	2008-2009	2009-2010%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 727	1 610	- 6.8	6 201	6 145	- 0.9
Contributions to Health Services Fund	546	567	3.8	1 869	1 901	1.7
Corporate taxes	442	300	- 32.1	1 450	1 172	- 19.2
Consumption taxes	1 200	1 245	3.8	4 588	4 647	1.3
Other sources	371	182	- 50.9	1 064	904	- 15.0
Total	4 286	3 904	- 8.9	15 172	14 769	- 2.7
Revenue from government enterprises	427	291	- 31.9	1 660	1 270	- 23.5
Total own-source revenue	4 713	4 195	- 11.0	16 832	16 039	- 4.7
Federal transfers
Equalization	669	697	4.2	2 676	2 785	4.1
Health transfers	319	344	7.8	1 278	1 379	7.9
Transfers for post-secondary education and other social programs	110	118	7.3	440	471	7.0
Other programs	69	99	43.5	268	356	32.8
Total federal transfers	1 167	1 258	7.8	4 662	4 991	7.1
TOTAL BUDGETARY REVENUE	5 880	5 453	- 7.3	21 494	21 030	- 2.2

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	July			April to July
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 164	2 353	8.7	8 770	9 505	8.4
Education and Culture	759	732	- 3.6	5 838	5 979	2.4
Economy and Environment	574	749	30.5	2 543	2 836	11.5
Support for Individuals and Families	469	482	2.8	1 806	1 891	4.7
Administration and Justice	514	436	- 15.2	1 521	1 581	3.9
Total program spending	4 480	4 752	6.1	20 478	21 792	6.4
Debt service	542	494	- 8.9	2 179	2 030	- 6.8
TOTAL BUDGETARY EXPENDITURE	5 022	5 246	4.5	22 657	23 822	5.1

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.